Exhibit 10.8

Love & Health Limited

Suites 3605-06
36F, Tower 6, The Gateway
Harbour City
Kowloon, Hong Kong

 [DATE], 2024

Waton Securities International Limited
Suites 3605-06
36F, Tower 6, The Gateway
Harbour City
Kowloon, Hong Kong

Re: Administrative Support Agreement

Ladies and Gentlemen:

This letter agreement by and between Love & Health Limited (the “Company”) and Waton Securities International Limited (“Waton”), an affiliate of Waton Sponsor Limited, sponsor of the Company, will confirm our agreement that, commencing on the date the securities of the Company are first listed on The Nasdaq Capital Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 (File No. 333-276418) and related prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial Business Combination (as defined in the Registration Statement) or the Company’s liquidation (as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i)       Waton shall make available, or cause to be made available, to the Company, at Suites 3605-06, 36F, Tower 6, The Gateway, Harbour City, Kowloon, Hong Kong (or any successor location of Waton), certain office space, utilities and secretarial and administrative support as may be reasonably required by the Company. In exchange therefor, the Company shall pay Waton the sum of $10,000 per month beginning on the Listing Date and continuing monthly thereafter until the Termination Date; and

(ii)       Waton hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement in or to, and any and all right to seek payment of any amounts due to it (each, a “Claim”) out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of law principles.

[Signature Page Follows]

Very truly yours,

LOVE & HEALTH LIMITED

By:
Name: Huaxin Wen
Title: Director and Chief Financial Officer

AGREED TO AND ACCEPTED BY:

WATON SECURITIES INTERNATIONAL LIMITED

By:
Name:
Title: